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Exhibit 99.1

Artemis/Reverse Split 1—1—1

[LOGO OF ARTEMIS APPEARS HERE]

FOR IMMEDIATE RELEASE

PRESS RELEASE

PRESS CONTACT:
Steve Herrmann
Vice President, Worldwide Corporate Communications
Artemis International Solutions Corporation
303-531-3102
steve.herrmann@us.aisc.com

INVESTOR RELATIONS CONTACT:
Ari Horowitz
Executive Vice President, Corporate Development
Artemis International Solutions Corporation
212-651-1735
ari.horowitz@us.aisc.com

Artemis International Announces Reverse Stock Split
Ratio Set at 1-for-25

NEWPORT BEACH, Calif. (Business Wire)—February 7, 2003—Artemis International Solutions Corporation, one of the leading providers of enterprise portfolio, project and resource management solutions, today announced it has implemented a reverse stock split of one-for-twenty-five (1:25). Artemis has begun trading on a reverse split basis as of today, February 7, 2003. Artemis' shareholders approved the reverse stock split at a special meeting held on Monday, October 21, 2002.

In the reverse stock split, each twenty-five (25) shares of the Company's common stock issued and outstanding will be automatically converted into one share of common stock. Holders of less than one share after the split will receive cash in lieu of fractional shares.

Prior to the reverse split, the Company had approximately 250,000,000 shares of common stock outstanding. Following the reverse split, the Company now has approximately 10,000,000 shares outstanding, subject to rounding for fractional shares.

Commencing on February 7, 2003, shares of Artemis common stock will trade under the new symbol "AMSIV" for an interim period approximating seven to 14 days. During this interim period, new share certificates for the Company's stock will be issued as a result of the stock split. Once the certificates are received, the Company's new symbol will be "AMSI". (The symbol prior to the stock split was "AISC".)

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Artemis/Reverse Split 2—2—2

About Artemis International Solutions Corporation

Artemis International Solutions Corporation is one of the world's leading providers of enterprise portfolio and project management applications for all levels of the enterprise. Artemis' software solutions are supported by industry-leading consulting services and an international distribution network of 41 offices in 27 countries. Artemis has approximately 500,000 users around the world, and services key vertical markets such as Aerospace and Defense, Utilities, Manufacturing, Government, and Financial Institutions. The common stock of the company trades on the OTCBB. For more information on the Company, visit the Artemis Web site at www.aisc.com.

Forward Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. These forward-looking statements are based on current expectations and are subject to a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by the Company with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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Artemis International Announces Reverse Stock Split Ratio Set at 1-for-25